Exhibit 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our report dated April 10, 2025 relating to the financial statements of Arrived Homes 4, LLC, which comprise the balance sheets as of December 31, 2024 and 2023 and the related statements of comprehensive income (loss), changes in members’ equity (deficit), and cash flows for the year ended December 31, 2024 and for the period July 28, 2023 (date of inception) through December 31, 2023, and the related notes to the financial statements.

/s/ Stephano Slack LLC

Wayne, Pennsylvania
December 3, 2025